Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 1st day of January , 2007 (“Effective Date”), between Salary.com, Inc., a Delaware corporation (the “Company”), and Gregory Kent Plunkett (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein;

WHEREAS, the Executive is and has been employed by the Employer and is currently the Company’s Chairman of the Board, President and Chief Executive Officer;

WHEREAS, Executive and the Employer entered into an Executive Employment & Compensation Agreement effective as of November 25, 2002 and a First Amendment to Executive Employment & Compensation Agreement dated December 17, 2004 (collectively, the “Prior Agreement”); and

WHEREAS, the Employer and the Executive desire to amend and restate the Prior Agreement in its entirety as of the Effective Date by entering into this Agreement that will fully supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the termination provisions contained herein, the term of this Agreement shall extend from the Effective Date until the third anniversary of the Effective Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Effective Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement (the “Term”).

2. Position and Duties. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and, to the extent allowable by law, each of its subsidiaries unless otherwise consented to in writing by the Executive. The Executive shall have supervision and control over and responsibility for the general management of the day-to-day business and affairs and operations of the Company and each of the subsidiaries of which he serves as Chief Executive Officer and President. Executive shall also have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”) or a committee of independent directors of the Board, provided that such duties are consistent with the Executive’s positions or other positions that he may hold from time to time. The Executive shall perform services for the Company on a full-time basis and devote substantially all of his working time and efforts to the business and affairs of the Company. During the Term, the Company shall nominate the Executive to serve as a member of the Board and, if he is so elected, he shall serve as Chairman of the Board. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

3. Compensation and Related Matters. During the Term, Executive shall be entitled to the following:

(a) Base Salary. The Executive’s annual base salary shall be Two Hundred Fifty Thousand Dollars ($250,000), subject to the redetermination (but not reduction) by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in periodic installments in accordance with the Company’s usual practice for senior executives.

(b) Bonus. The Executive shall be eligible to receive cash incentive compensation in the form of an annual bonus based on performance as determined in the sole discretion of the Compensation Committee after consultation with the Executive (the “Bonus Payment”). The Executive’s target annual Bonus Payment shall be 100% of his Base Salary (the “Target Bonus”). Except as otherwise provided in this Agreement, any Bonus Payment shall be paid at the time annual bonus payments are paid to other senior executive officers which, except in unusual circumstances, shall be within 90 days of the end of each of the Company’s fiscal years during the Term.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. In addition, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable legal fees and expenses incurred by him (i) in connection with the preparation and negotiation of this

Agreement, and (ii) from time to time during the Term, as Executive reasonably deems necessary or prudent in connection with or arising out of his services as an executive and/or director of the Company.

(d) Vacation. The Executive shall be entitled to twenty-five (25) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executives. The Executive may not, without the prior consent of the Board, carry forward more than five (5) days of unused vacation entitlement to a subsequent calendar year. Any vacation entitlement that has not been used by the end of the calendar year or carried forward to the next calendar year shall be forfeited without pay. Upon termination of his employment for whatever reason he shall, if appropriate, either be entitled to salary in lieu of any accrued but unused vacation or be required to repay to the Company any salary received in respect of vacation taken in excess of his proportionate vacation entitlement.

(e) Other Benefits. During the Term, the Executive (and in the case of medical insurance, his eligible dependents) shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under other plans or arrangements that provide the Executive with benefits, on a benefit by benefit basis, at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(f) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required under applicable law to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Transfer of and Restricted Use of Domain Names: The Company shall transfer to Executive by way of separate instrument, the Domain Name Transfer and Assignment Agreement dated _____ its rights to domain names “Marketrate.com” and “Marketrates.com” (collectively “Domain Names”) subject to the covenants, representations and warranties contained in the Domain Name Transfer Agreement, provided however, Executive shall not use the Domain Names or permit the Domain Names to be used: (i) in a manner that violates Executive’s obligations under this Agreement or, (ii) for a period twenty (20) years after the Effective Date of the Domain Name Transfer Agreement, in connection with a Competing Business (as hereinafter defined).

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive shall be physically or mentally disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Company for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Base Salary (less any disability pay or sick pay benefits paid to the Executive under the Company’s plans and policies) and benefits (except to the extent that the Executive is ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six months; or (ii) the remainder of the Term, and the Executive’s employment may be terminated by the Company or the Executive at any time thereafter. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause in accordance with the terms of this subsection (c). For purposes of this Agreement, “Cause” shall mean: (A) conduct by the Executive constituting gross negligence or an act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the Executive’s commission of any felony or a misdemeanor involving deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries if he were retained in his positions; (C) willful and deliberate refusal by the Executive to perform his duties hereunder which has continued following written notice of such refusal from the Board; (D) a breach by the Executive of any of his obligations under this Agreement which has continued following written notice of such breach from the Board; (E) a violation by the Executive of the Company’s written employment policies which has continued following written notice of such violation from the Board, or (F) willful failure to cooperate in any reasonable respect with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to so cooperate, or (G) the willful destruction or willful failure to preserve documents or other materials known by the Executive to be relevant to such investigation or the willful inducement of others to fail to cooperate in any reasonable respect or to preserve such documents or other materials. Anything to the contrary notwithstanding, (1) the Executive shall not be terminated for “Cause” within the meaning of clauses (C), (D), (E) or (F) of this subsection (c) unless written notice stating the basis for termination is provided to the Executive and he is given 15 days to cure the basis for such claim and, if he fails to cure such basis, the Executive has an opportunity to be heard in person before the Board at a time and venue selected by the Board and after such opportunity to be heard there is a vote of not less than a majority of the Board, at a meeting of the Board called and held for such purpose, to terminate Executive for “Cause”, and (2) the Executive shall not be terminated for “Cause” within the meaning of clauses (A), (B) or (G) of this subsection (c) unless the Executive has an opportunity to be heard before the Board at a time and venue selected by the Board and after such opportunity to be heard there is a vote of not less than a majority of the Board, at a meeting of the Board called and held for such purpose, to terminate Executive for “Cause”. No action or inaction by the Executive shall be deemed to be “willful” under this Section 4(c) if such action or inaction was undertaken by the Executive in the good faith and reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

(d) Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose.

(e) Termination by the Executive for Good Reason. At any time during the Term, the Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantial adverse change in, or substantial interference with, the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties that is not consented to in writing by the Executive; (B) any removal, during the Term, from the Executive of any of his titles of Chief Executive Officer and President that is not consented to in writing by the Executive; (C) a material breach by the Company of any of its material obligations under this Agreement; (D) the involuntary relocation of the Company’s offices at which the Executive is principally employed or the involuntary relocation of the offices of the Executive’s primary workgroup to a location more than 50 miles from such offices, or the requirement by the Company that the Executive be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations; (E) a reduction in the Executive’s Base Salary or Target Bonus opportunities, (F) the failure of the Company to obtain the assumption in writing of its obligations hereunder by any successor to all or substantially all of the business or assets of the Company; or (G) the failure to nominate the Executive for election to the Board, and if elected to the Board, the failure of the Executive to be appointed Chairman of the Board. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to cure the Good Reason event; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist. If the Company cures the Good Reason event during the 30-day period, Good Reason shall be deemed not to have occurred.

(f) Termination by the Executive Without Good Reason. At any time during the Term, the Executive may terminate his employment hereunder without Good Reason by written notice to the Board at least 60 days prior to such termination. Any such termination shall not constitute a breach of this Agreement by the Executive.

(g) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written notice (a “Notice of Termination”) to the other party hereto.

(h) Date of Termination. “Date of Termination” shall mean: (A) if the Executive’s employment is terminated by his death, the date of his death; (B) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (C) if the Executive’s employment is terminated by the Company without Cause under Section 4(d) or by the Executive for Good Reason under 4(e), 30 days after the date on which a Notice of Termination is given; and (D) if the Executive’s employment is terminated by the Executive Without Good Reason under Section 4(f), 60 days after the date on which a Notice of

Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally, by notice in writing to the Executive, accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate): (i) any earned but unpaid Base Salary, (ii) unpaid expense reimbursements for which acceptable documentation has been submitted, (iii) accrued but unused vacation that has not been forfeited, (iv) any vested benefits the Executive may have under any employee benefit plan of the Company, consistent with plan terms, and (v) any annual Bonus Payment earned but unpaid for any completed fiscal year (collectively, the “Accrued Benefit”). The Company shall pay or provide the Accrued Benefit to Executive promptly, but in any event within 30 days of the Date of Termination, provided however, Executive’s earned but unpaid annual Bonus Payment for a completed fiscal year, if any, shall be made on or before the date the Executive would have received such annual Bonus Payment had his employment not terminated. In the event Executive’s employment is terminated due to death or disability, the Accrued Benefit will also include a Bonus Payment based upon the Target Bonus and performance objectives achieved with respect to the current fiscal year, prorated in accordance with the number of days in such fiscal year the Executive actually performed services for the Company (“Prorated Bonus Payment”). Such Prorated Bonus Payment shall be made on or before the date the Executive would have received the full annual Bonus Payment had his employment not terminated.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive entering into and not revoking a separation agreement in a form reasonably agreeable to the Company (“Separation Agreement”) pursuant to which Executive’s obligations shall be limited to: (1) agreeing to not disparage the Releasees, (2) reaffirming Executive’s post-employment obligations pursuant to Section 7 of this Agreement, and (3) generally releasing the Company and related entities and persons (“Releasees”) from all claims through the later of the Date of Termination, or the date the Executive enters into the Separation Agreement except that Executive shall not be required to release his rights under (i) the Company’s employee benefit plans, (ii) this Agreement, (iii) the Indemnification Agreement , (iv) the Domain Transfer and Assignment Agreement, ( v) any directors & officers insurance policies, or (vi) any rights of contribution from the Company or any Releasees arising under applicable law where the Executive, on the one hand, and the Company or any Releasees, on the other hand, are held jointly liability (“General Release”), Executive will be entitled to the following:

(i) the Company shall pay the Executive an amount equal to one and one half (1.5) times the sum of the Executive’s Base Salary and his Average Bonus Compensation (the “Severance Amount”). Subject to subsection (iv) below, the Severance Amount shall be paid out in equal monthly installments over eighteen months commencing with the month after which the Date of Termination occurs, provided however, the Company shall not be obligated to pay Executive any part of the Severance

Amount until the General Release becomes fully effective. For purposes of this Agreement, “Average Bonus Compensation” shall mean the average of the Bonus Payments under Section 3(b) received by the Executive for the two immediately preceding fiscal years. In no event shall “Average Bonus Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in Section 7 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend the Severance Amount payments under this Agreement. The termination or suspension of such payments in the event of a breach by the Executive will not affect Executive’s continuing obligations under this Agreement. Furthermore, in the event the Executive terminates his employment for Good Reason as provided in Section 4(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Section 4(f) within 60 days after the Executive obtains knowledge of the occurrence of the event or events which constitute such Good Reason as specified in Section 4(e);

(ii) upon the date the General Release becomes fully effective, (1) all stock options and other stock-based awards then held by the Executive and granted to the Executive prior to December 31, 2006 shall immediately vest and become exercisable and nonforfeitable, and (2) all stock options and other stock-based awards then held by the Executive and granted to the Executive on or after January 1, 2007 in which the Executive would have vested if he had remained employed for 18 months following the Date of Termination shall vest and become exercisable and nonforfeitable;

(iii) subject to the Executive’s election to continue health benefits and co-payment of premium amounts at the active employees’ rate, the Executive and his eligible dependents shall continue to participate in the Company’s group health, dental and vision program for 18 months at the Company’s expense; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(iv) anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5(b)(iv).

6. Change in Control The provisions of this Section 6 set forth certain terms reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding Severance Amount, enhanced equity opportunities and benefits upon a termination of employment.

(a) Definition. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i) Any transaction or series of transactions, as a result of which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) (other than (i) the Company, (ii) a person that directly or indirectly controls the Company on the date of this Agreement, (iii) a person that is controlled by or is under common control with the Company, or (iv) any one or more employee benefit plans or related trusts established for the benefit of the employees of the Company or any affiliate of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board occurring within a 24 month period, as a result of which fewer than a sixty-five percent of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of an agreement for the sale or disposition by the Company and/or its subsidiaries of all or substantially all the Company’s consolidated assets.

(b) Change in Control Payment.

(i) If within 24 months after the occurrence of the first event constituting a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive within thirty (30) days of the Date of Termination, a lump sum in cash in an amount equal to two times the sum of (A) the Executive’s current Base Salary, plus (B) the Executive’s Average Bonus Compensation as defined in Section 5(b)(i);

(ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to the Executive by the Company shall immediately accelerate and become exercisable and non-forfeitable as of the effective date of such Change in Control;

(iii) subject to the Executive’s election to continue health benefits and co-payment of premium amounts at the active employees’ rate, the Executive and his eligible dependents shall continue to participate in the Company’s group health, dental and vision program for 18 months at the Company’s expense; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(iv) anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section (b)(iv).

(c) Gross-Up Payment.

(i) anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 6(c), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(ii) subject to the provisions of Section 6(c)(iii) below, all determinations required to be made under this Section 6(c)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company and which has not rendered services to the Company within two years prior to its engagement (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the

Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which would be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(c)(ii), shall be paid to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of the Accounting Firm that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 6(c)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in

Section 6(c)(iii) below, shall be promptly paid by the Company to or for the benefit of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(A) give the Company any information in his possession reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by a law firm of nationally recognized standing in the area of business law selected by the Company,

(C) cooperate with the Company in good faith in order to

effectively contest such claim, and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including all attorneys’ fees and additional interest and penalties) incurred by the Company or the Executive in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest, representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c)(iii), the Company shall control all proceedings taken in connection with such contest in a professional and diligent manner and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine, provided that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business as then conducted or as then actively considered and the disclosure of which could reasonably be expected to result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property in the areas in which the Company is then conducting business or is actively considering conducting business; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities in the areas in which the Company is then conducting business or is actively considering conducting business (including, without limitation, possible acquisitions or dispositions of businesses or facilities which have been actively discussed and considered by the senior management of the Company). Confidential Information includes, without limitation, information concerning the business the Company is then conducting or the business the Company is actively considering conducting that is developed by the Executive in the course of or in connection with the Executive’s employment by the Company. Confidential Information also includes the confidential information of others with which the Company has a business relationship and which the Executive knows or has reason to know is confidential information of such others. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company hereunder and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. Anything herein to the contrary notwithstanding, the provisions of this subsection (b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that, unless otherwise prohibited by law, the Executive shall provide Company with prompt notice of any such requested or required disclosure and shall cooperate in all reasonable respects with the Company in any effort by the Company to prevent or otherwise contest such disclosure, or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment by the Company hereunder and which concern the business that the Company is then conducting or is actively considering conducting will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property promptly following termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination. Anything herein to the contrary notwithstanding, the Executive shall be entitled to retain, subject to his obligations set forth in this Section 7, copies of: (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, and: (ii) information showing his compensation or relating to reimbursement of expenses, (ii) information that he reasonably believes may be needed for tax purposes, (iii) plans, programs and agreements relating to his employment, or termination thereof, with the Company, and (iv) minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while he was a member of the Board.

(d) Noncompetition and Nonsolicitation. During the Term and for 12 months thereafter (the “Restricted Period”), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in world which is competitive with any business which the Company or any of its subsidiaries is then conducting or is actively considering conducting at the applicable time of determination, provided however, a business shall not be deemed a “Competing Business” merely because it engages in online advertising, online sales or online advertising related syndication. Executive acknowledges and agrees that if he violates any of the provisions of this Section 7, the running of the Restricted Period will be extended by the time during which he engages in such violations. Executive understands that his obligations under this Section 7 will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Executive further understands that his obligations under this Section 7 will continue following the termination of employment regardless of the manner of such termination. Executive expressly consents to be bound by the provisions of this Section 7 for the benefit of the Company or any parent, subsidiary, successor or permitted assign to whose employ Executive may be transferred in accordance with the terms and conditions hereof without the necessity that this Section 7 be resigned at the time of such transfer. Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding securities of a publicly held entity which constitutes or is affiliated with a Competing Business.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the

Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, upon reasonable prior notice and, to the extent practicable, during normal business hours, the Executive shall cooperate in all reasonably respects with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, upon reasonable prior notice, the Executive also shall cooperate in all reasonable respects with the Company in connection with any investigation or review by any federal, state or local regulatory authority to the extent that any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f). Such expenses shall include, but not limited to, travel costs consistent with the Company’s travel reimbursement policy then in effect, and reasonable legal fees to the extent that the Executive reasonably and in good faith believes that there is or will be a conflict between his interests and the interests of the Company in connection with the matter about which the Company has requested cooperation and that, therefore, separate representation is warranted. In addition, following the Term, for all time the Executive reasonably expends in cooperating pursuant to this Section 7(f), the Company shall compensate Executive at the rate of $120.00 per hour provided however, Executive’s right to compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. The Executive’s entitlement to reimbursement of such expenses, including reasonable legal fees, shall in no way limit or affect the Executive’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents, any applicable insurance policy and/or in accordance with the Indemnification Agreement between the Executive and the Company dated ___________, 2007 (the “Indemnification Agreement”).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of any of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Resolution of Disputes. Any claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company or the termination thereof (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) (collectively, “Covered Claims”) shall, to the fullest extent provided by law, be resolved by binding arbitration to be held, unless otherwise agreed, in Boston, Massachusetts under the auspices of the American Arbitration Association (“AAA”), in accordance with the National Rules for the Resolution of Employment Disputes including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim, to the extent involving such third party, shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. The foregoing notwithstanding, in the event of any actual or threatened breach by the Executive of any of the provisions of Section 7 of this Agreement, the Company shall be entitled to obtain injunctive and such other equitable relief with respect to such breach by pursuing a court action.

9. Waiver of Rights Severance Plan Rights. Executive acknowledges and agrees that that if the Company has any agreement, policy, program or plan (other than any qualified retirement plan) or other arrangement for paying amounts to employees in connection with terminations of employment. (“Company Severance Plan”) under which Executive is eligible for payments under the terms of such Company Severance Plan, Executive’s right to payments, benefits and enhanced equity opportunities in connection with the termination of his employment under this Agreement is contingent on Executive expressly waiving any and all rights under the Company Severance Plan.

10. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for

the District of Massachusetts. Accordingly, with respect to any permitted court action, each of the Executive and the Company (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by notice in accordance with Section 15 below; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Integration. This Agreement, together with the Indemnification Agreement, and the Domain Name Transfer and Assignment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement.

12. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. 409A. All benefits and payments to the Executive hereunder and intended to be in accordance with Section 409A of the Code, and the Company shall have the right, acting reasonably, in good faith and upon prior notice to the Executive and/or when requested by the Executive, to amend or modify this Agreement, but only to the extent necessary to avoid the imposition of additional taxes, penalties and interest under such Section 409A; provided that such amendment or modification substantially preserves the value to the Executive of the affected benefit or payment.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. Any notice so sent shall be deemed to be given upon receipt.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or pdf, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Survivorship. Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SALARY.COM, INC.

By:______________________________________________

Its: ______________________________________________

Gregory Kent Plunkett

_________________________________________________

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